Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1/A of our report included herein dated December 2, 2009 (except for Note 4, which is as of May 11, 2010), with respect to the balance sheets of TMK Power Industries (SZ) Co., Ltd as of December 31, 2008 and 2007 and the related statements of operations, changes in stockholders’ equity and comprehensive income and cash flows for each of the years in the three year period ended December 31, 2008. We also consent to the reference of our Firm’s name under the caption "Experts" in such Registration Statement and related prospectus.

/s/ Kempisty & Company

Kempisty & Company,
Certified Public Accountants, P.C.
New York, New York

Dated: May 24, 2010